Exhibit 99.1

Protalix BioTherapeutics Appoints Gilad Mamlok as its
New Senior Vice President and Chief Financial Officer

CARMIEL, Israel, July 21, 2025 -- Protalix BioTherapeutics, Inc. (NYSE American: PLX), a biopharmaceutical company focused on the development, production and commercialization of recombinant therapeutic proteins produced by its proprietary ProCellEx® plant cell-based protein expression system, today announced the appointment of Gilad Mamlok to serve as the Company’s new Senior Vice President and Chief Financial Officer, effective August 24, 2025, succeeding Eyal Rubin. To ensure a seamless transition, Mr. Mamlok has joined the company and is working alongside Mr. Rubin. After his tenure as Chief Financial Officer ends, Mr. Rubin will continue to be available to the Company as necessary until October 2025.

“With his three decades of experience in healthcare and technology companies, Gilad will play a pivotal role in the execution of our growth strategy, and I am delighted to welcome him to the Protalix team,” said Dror Bashan, Protalix’s President and Chief Executive Officer. “I also want to thank Mr. Rubin, both personally and on behalf of Protalix and its Board of Directors, for his unwavering dedication and leadership. Over the last six years, Eyal and I have worked in a close, collaborative manner in the management of the Company. He contributed significantly to Protalix’s transformation, strengthening the Company’s capital and financial status and preparing the Company for growth. We wish Eyal success in his future endeavors.”

Mr. Mamlok is a seasoned financial executive with three decades of experience in healthcare and technology companies. He has an extensive background in capital markets transactions, mergers and acquisitions, business development and investor relations as well as in corporate governance matters. Most recently, he served as the Chief Financial Officer of TytoCare Ltd., a privately-held company in the remote healthcare space. Prior to his role at TytoCare, Mr. Mamlok served as the Chief Financial Officer of Sol-Gel Technologies Ltd. In this role, he was responsible for an initial public offering and other capital markets transactions, as well as in-licensing and out-licensing transactions. Prior to his role at Sol-Gel, he served in other medical device companies, including Given Imaging which was acquired by Covidien plc in 2014. Mr. Mamlok holds a BA in Economics, magna cum laude, and a Master’s degree in Business/Managerial Economics, both from the Tel Aviv University.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx. It is the first company to gain U.S. Food and Drug Administration (FDA) approval of a protein produced through plant cell-based in suspension expression system. This unique expression system represents a new method for developing recombinant proteins in an industrial-scale manner. Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights to taliglucerase alfa for the treatment of Gaucher disease, Protalix’s first product manufactured through ProCellEx, excluding in Brazil, where Protalix retains full rights. Protalix’s second product, Elfabrio®, was approved by both the FDA and the European Medicines Agency in May 2023.

Protalix has partnered with Chiesi Farmaceutici S.p.A. for the global development and commercialization of Elfabrio. Protalix’s development pipeline consists of proprietary versions of recombinant therapeutic proteins that target established pharmaceutical markets, including the following product candidates: PRX–115, a plant cell-expressed recombinant PEGylated uricase for the treatment of uncontrolled gout; PRX–119, a plant cell-expressed long action DNase I for the treatment of NETs–related diseases; and others.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “expect,” “anticipate,” “believe,” “estimate,” “project,” “plan,” “should” and “intend” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. The statements in this press release are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Investor Contact

Mike Moyer, Managing Director
LifeSci Advisors
+1-617-308-4306

mmoyer@lifesciadvisors.com